EXHIBIT 4.6
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description sets forth material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of our Restated Certificate of Incorporation (as amended, our “Certificate of Incorporation”) and our Fifth Amended and Restated By-Laws (as amended, our “By-laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We encourage you to read our Certificate of Incorporation and our By-Laws for additional information.
Description of Capital Stock
General
Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2019, 20,176,168 shares of our common stock were issued and outstanding and there were no shares of our preferred stock issued or outstanding.
Common Stock
Voting Rights
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. The common stock votes together as a single class. Directors will be elected by a plurality of the votes of the shares of common stock present in person or by proxy at a meeting of stockholders and voting for nominees in the election of directors. Our By-Laws, however, require each nominee who is a current director to submit an irrevocable resignation as a director, which resignation would become effective upon (1) that person not receiving a majority of the votes cast in favor of his or her election in an uncontested election (i.e., the number of votes “for” such director’s election constitutes less than the number of votes “withheld” with respect to such director’s election) and (2) acceptance by our Board of Directors (the “Board”) of that resignation in accordance with the policies and procedures adopted by the Board for such purpose. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, no later than 90 days following certification of the shareholder vote, must determine whether to accept the resignation. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in acting on such recommendation, may consider any factors or other information that they determine to be appropriate and relevant.
Except as otherwise provided in our Certificate of Incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the subject matter.
Dividend Rights
Subject to the provisions of our Certificate of Incorporation and applicable law, holders of common stock, as of a record date fixed by the Board of Directors, are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation Rights
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Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Other Rights
Holders of common stock have no preemptive, subscription, redemption or other conversion rights and do not have any sinking fund provisions. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Shares of our common stock are not convertible into any other shares of our capital stock.
Preferred Stock
Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our Board, without stockholder approval, can issue preferred stock with conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.
Our Board of Directors will fix the designations, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer.
Jones Act Restrictions on Ownership by Non-U.S. Citizens
The U.S. cabotage laws impose certain restrictions on the ownership and operation of vessels in the U.S. coastwise trade (i.e., trade between points in the United States), including the transportation of cargo and passengers. These laws are principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapter 551 and related regulations and are commonly referred to collectively as the “Jones Act.” Subject to limited exceptions, the Jones Act requires that vessels engaged in U.S. coastwise trade be built in the United States, registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S. citizens within the meaning of the Jones Act. For purposes of the Jones Act, a corporation, for example, must satisfy the following requirement to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (ii) each of the chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen; (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business may be non-U.S. citizens; and (iv) at least 75% of each class or series of stock in such corporation must be owned by U.S. citizens within the meaning of the Jones Act.
Should the Company fail to comply with the U.S. citizenship requirements of the Jones Act, it would be prohibited from operating its U.S.-flag vessels in the U.S. coastwise trade during the period of such non-compliance. In addition, the Company could be subject to fines and its vessels could be subject to seizure and forfeiture for violations of the Jones Act and the related U.S. vessel documentation laws.
To facilitate compliance with the Jones Act, our Certificate of Incorporation and By-laws:
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•limit ownership by non-U.S. citizens (within the meaning of the Jones Act) of any class of our capital stock (including our common stock) to the Permitted Percentage (as defined below), so that ownership by non-U.S. citizens will not exceed the 25% permitted by the Jones Act;

•provide that any issuance or transfer of shares in excess of the Permitted Percentage shall be ineffective as against the Company and that neither the Company nor its transfer agent shall register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as a stockholder of the Company for any purpose whatsoever except to exercise the Company’s remedies;

•permit withholding of dividends and suspends voting rights with respect to any shares held by non-U.S. citizens that exceed the Permitted Percentage;

•require a stock certification system with two types of certificates to aid determination of the percentage ownership of the Company’s capital stock by non-U.S. citizens;

•permit our Board to authorize the Company to redeem any shares held by non-U.S. citizens that exceeds the Permitted Percentage; and

•permit our Board to make all such reasonable determinations in accordance with applicable law and the Certificate of Incorporation to ascertain ownership and implement such limitations.
For purposes of these provisions, “Permitted Percentage” means 22.5% of the outstanding shares of stock of any class of the Company, provided that the Board may increase the foregoing percentage by not more than 1.5% in the event that the Board determines that a higher percentage is appropriate, in which case “Permitted Percentage” shall mean such percentage as so increased.
In addition, the Company’s By-laws provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any non-U.S. citizen officer from acting in the absence or disability of the chairman of the Board, the chief executive officer or the president of the Company.
Anti-Takeover Effects of Certain Provisions of the DGCL and of Our Certificate of Incorporation and By-laws
We are subject to the provisions of Section 203 of the DGCL (“Section 203”). In general. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who owns 15% or more of the corporation’s outstanding stock, or an affiliate or associate of the corporation who did own 15% or more of the corporation’s voting stock within three years prior to the determination of interested stockholder status. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the
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voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may opt out of Section 203 either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Certain provisions of our Certificate of Incorporation and By-laws, which we summarize in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Our Certificate of Incorporation requires the affirmative vote of the holders of not less than 66 2/3% of the voting power of our outstanding shares of common stock to approve any merger, consolidation or similar business combination transaction involving the Company in which we are not the surviving corporation or in which our shares are exchanged for or changed into other securities, cash or other property, or any combination thereof.
Filling Vacancies on the Board of Directors
In accordance with Article II, Section 12 of our By-laws, any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an increase in the size of our Board of Directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. Any director appointed to fill a vacancy will hold office until the next election of directors or until their successors are duly elected and qualified.
Meetings of Stockholders
Our By-laws provide that only a majority of the members of our Board of Directors then in office or the Chairman of the Board of Directors or the President may call special meetings of the stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our By-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Our By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The By-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to us not later than the 120th day nor earlier than the 150th day prior to the anniversary date of the preceding annual meeting. If there was no such prior annual meeting, then a stockholder’s notice must be delivered not earlier than the close of business on the 150th day nor later than the 120th day prior to the date which represents the second Tuesday in May of the current year. In the event that the date of the annual meeting is more than 25 days before or after such anniversary date, then, to be considered timely, notice by the stockholders must be received not later than the close of business on the 10th day following the date on which public announcement of the date of such meeting is first made by us.
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Our Certificate of Incorporation and our By-laws require the affirmative vote of the holders of not less than 66 2/3% of the voting power of our outstanding shares to amend or adopt provisions inconsistent with several of the provisions described above that may have an anti-takeover effect.
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Except as otherwise set forth therein, to be amended, our Certificate of Incorporation requires the affirmative vote of a majority of the shares entitled to vote on any matter or, if acting by written consent, the affirmative vote of the holders of at least 66 2/3% in voting power of the shares entitled to vote on any matter. Except as otherwise set forth therein, to be amended, our By-laws require the affirmative vote of a majority of the shares entitled to vote on any matter or the affirmative vote of a majority of the Board of Directors.
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.
Limitation of Liability and Indemnification Matters
As permitted by applicable Delaware law, our Certificate of Incorporation includes a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to limited exceptions. In addition, our By-laws provide that we are required to indemnify our officers and directors under a variety of circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have also obtained insurance in amounts commensurate with similar public companies covering our directors and officers from claims made in connection with their serving as our directors and officers.
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require us to indemnify, either fully or partially, each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. The agreements also permit us to assume the defense of these directors and officers. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.
At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted.
Insofar as indemnification for liabilities arising under the Securities Act may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

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